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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                               February 15, 1996
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               Date of Report (Date of earliest event reported):

                                 ANACOMP, INC.
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             (Exact name of registrant as specified in its charter)


        Indiana                        1-8328               35-1144230
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(State or other jurisdiction         (Commission        (I.R.S. Employer
     of incorporation)               File Number)       Identification No.)


11550 North Meridian Street, Post Office Box 40888, Indianapolis, Indiana  46240
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                (Address of principal executive offices)              (zip code)

                                 (317) 844-9666
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               Registrant's telephone number, including area code
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       Item 5:   Other Events.

                 On February 15, 1996, Anacomp, Inc. ("Anacomp" or the "Company") reached an agreement-in-principle with its senior secured lenders and the Official Committee representing its unsecured creditors on a financial restructuring of the Company. The Company believes the support of all of its major creditor groups will provide sufficient votes for the confirmation of its plan of reorganization and will enable Anacomp to emerge from bankruptcy on an expedited basis.

                 The agreement reduces Anacomp's current debt and accrued unpaid interest and dividends of approximately $460 million (including preferred stock) by approximately $173 million. Pursuant to the agreement, holders of the Company's senior secured debt will receive approximately $120 million of new 11 5/8% Senior Secured Notes due 1999; holders of the Company's 15% Senior Subordinated Notes will receive $160 million of new 13% Senior Subordinated Notes due 2002 and 92.5% of the new common stock to be issued by Anacomp (the "New Common Stock"); holders of the Company's 13.875% and 9% Convertible Subordinated Debentures will receive 7.5% of the New Common Stock, plus warrants to purchase an additional 2.5% of New Common Stock and the Company's existing preferred and common stockholders will receive warrants to purchase an aggregate of 1% of the New Common Stock.

                 (c) The exhibits furnished in accordance with Item 601 of Regulation S-K are:

            20.1  Press Release dated February 15, 1996

            99.1  Principle Economic Terms of Anacomp's Restructuring Proposal

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                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 1996                Anacomp, Inc.


                                       By: /s/ P. LANG LOWREY III
                                           ----------------------
                                           P. Lang Lowrey III
                                           President and Chief Executive Officer

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                                 EXHIBIT INDEX

       EXHIBITS
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       20.1       Press Release dated February 15, 1996

       99.1       Principle Economic Terms of Anacomp's Restructuring Proposal.